CO-SALE AGREEMENT
                                -----------------
     CO-SALE AGREEMENT, dated as of July 30, 1993, by and among Cadus Pharmaceutical Corporation, a Delaware corporation (the "Company"), and each of the persons listed on Schedule A hereto (collectively, the "Stockholders").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Company is issuing shares of its Convertible Preferred Stock, Series A, $.001 par value, at a price of $.457 per share (the "Series A Preferred Stock") to certain of the Stockholders pursuant to a Preferred Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement"); and

     WHEREAS, one of the conditions to the investment by certain of such Stockholders is the execution of a co-sale agreement relating to certain proposed sales of capital stock of the Company by the Stockholders;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and the investment by certain of the Stockholders under the Stock Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                 CO-SALE RIGHTS
                                 --------------

     Section 1.01. Right Of Participation In Sales.
     ---------------------------------------------

     (a) Co-sale Right. If at any time a Stockholder (a "Selling Stockholder") desires to sell all or any part of the shares of any class of capital stock of the Company owned by such Stockholder (the "Offered Shares") to any person (the "Purchaser"), each other Stockholder who shall have notified the Selling Stockholder in accordance with Section 1.01(b) hereof (each a "Co-Selling Stockholder") shall have the right, as a condition to such sale by the Selling Stockholder, to sell to the Purchaser at the same price per share and on the same terms and conditions as involved in such sale by the Selling Stockholder, a number of shares of the same class or classes of capital stock of the Company as the Selling Stockholder proposes to sell to the Purchaser, determined by multiplying the number of Offered Shares by a fraction, the numerator of which is the aggregate number of shares of capital stock of the Company owned by the Co-Selling Stockholder and the denominator of which is the sum of the number of shares of capital stock of the Company owned by the Selling Stockholder and all Co-Selling Stockholders. For purposes of this Section 1.01, a Stockholder shall be deemed to own all of the capital stock of the Company which a Stockholder has the right to acquire from the Company upon the conversion, exercise or exchange of any of the securities of the Company then owned by such Stockholder (as adjusted for any adjustments in the applicable conversion or exchange rate of any such securities).

     (b) Notice Of Intent To Sell; Notice Of Intent To Participate. Each Stockholder who proposes to sell any shares of capital stock of the Company shall notify each other Stockholder in writing of the proposed sale. Such notice shall state the name of the Purchaser, the number and class of shares to be sold, the purchase price therefor and the proposed closing date. Each Stockholder wishing to participate in any sale under this Section 1.01 shall notify the Selling Stockholder in writing of such intention as soon as practicable after such Stockholder's receipt of such notice of sale, and in any event within 15 days after receipt of the notice of sale.

     (c) Sale To Transferee. The Selling Stockholder and each Co-Selling Stockholder shall sell to the Purchaser all, or at the option of the Purchaser, any part of the Shares proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Purchaser than those in the notice of sale provided by the Stockholder under Section 1.01(b); provided, however, that any purchase of less than all of such Shares by the Purchaser shall be made from the Selling Stockholder and each Co-Selling Stockholder pro rata based upon the relative amount of the Shares that the Selling Stockholder and each Co-Selling Stockholder is otherwise entitled to sell pursuant to Section 1.01(a).

     (d) Lapse of Restrictions. Any Shares sold by a Selling Stockholder or a Co-Selling Stockholder pursuant to this Section 1.01 shall no longer be subject to the restrictions imposed by this Agreement and shall no longer be entitled to the benefits conferred by this Agreement.

     (e) Certain Transactions Excluded. Notwithstanding any other provision of this Agreement, the provisions of Section 1.01(a), (b) and (c) shall not apply to (1) any sale, transfer or other disposition by a Stockholder to a person who is an "affiliate" (as that term is defined for purposes of the Securities Exchange Act of 1934, as amended) of such Stockholder, (2) any sale, transfer or other disposition by a Stockholder that is a registered investment company or mutual fund to another registered investment company or mutual fund which has the same investment adviser as such Stockholder, (3) any sale, transfer or other disposition by Icahn Holding Corporation, Elliott Schnall or Mark H. Rachesky, M.D. (the "Icahn Investors") one to the other or to any affiliate (as so defined) of any of them which is not a competitor of the Company, or (4) the sale, transfer or other disposition by ImClone to any one or more of the persons who is party to a Restricted Stock Agreement (as defined in the Stock Purchase Agreement) of an aggregate of up to 500,000 shares of Common Stock of the Company; provided, however, that in the case of any sale, transfer or other disposition permitted by the preceding clause (1), (2) or (3) at or before the time of such sale, transfer or disposition, such affiliate or other permitted transferee shall have executed and delivered to the Company a counterpart of this Agreement.

                                   ARTICLE II

                                  MISCELLANEOUS
                                  -------------

     Section 2.1. Severability; Governing Law. If any provisions of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable to the maximum extent possible in accordance with their terms. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     Section 2.2. Injunctive Relief. It is acknowledged that it will be impossible to measure the damages that would be suffered if a Stockholder fails to comply with the provisions of this Agreement and that in the event of any such failure, the other Stockholders and the Company will not have an adequate remedy at law. Therefore, the Stockholders and the Company shall be entitled to obtain specific performance of the Stockholders' obligations hereunder and to obtain immediate injunctive relief. The Stockholders shall not argue, as a defense to any proceeding for such specific performance or injunctive relief, that the other Stockholders or the Company have an adequate remedy at law.

     Section 2.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns, legal representatives and heirs.

     Section 2.4. Modification or Amendment. Neither this Agreement nor any provision hereof can be modified, amended, changed, discharged or terminated except by an instrument in writing, signed by Stockholders and by the Company.

     Section 2.5. Additional Parties. Any person who is or becomes a holder of any shares of capital stock of the Company may, by executing and delivering to the Company a counterpart of this Agreement, become a party hereto as a Stockholder.

     Section 2.6. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

     Section 2.7. Notices. All notices to be given or otherwise made pursuant to this Agreement shall be deemed to be sufficient if contained in a written instrument, delivered by hand or by express overnight courier service, or by electronic facsimile transmission (with a confirming copy sent by U.S. mail, registered or certified, return receipt requested), or by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth herein or at such other address as may hereafter be designated in writing by the addressee to all the other parties hereto. All such notices shall, when mailed be effective three business days after being sent.

     Section 2.8. Merger Provision. This Agreement and the Stock Purchase Agreement of even date herewith, by and between the Company and certain of the Stockholders, and the Voting Agreement of even date herewith by and among the Company and certain of the Stockholders, along with all exhibits and schedules to the various agreements, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether oral or written, of any of the parties hereto concerning the subject matter hereof.

     Section 2.9. Further Assurances. From and after the date of this Agreement, upon the request of any Stockholder or the Company, the Company and the Stockholders shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

     Section 2.10. Termination. This Agreement shall terminate on the earliest of (a) the date which is five years after the date of this Agreement, (b) the date of closing of an underwritten public offering on a firm commitment basis pursuant to an effective registration statement filed pursuant to the Securities Act covering the offer and sale of Common Stock for the account of the Company in which the Company receives gross proceeds equal to or greater than $7,500,000 (calculated after deducting underwriters' discounts and commissions but before deduction of expenses), and in which the price per share of Common

Stock equals or exceeds $1.38 (such price subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Common Stock), (c) the date of consummation of a consolidation or merger of the Company with another corporation which results in more than 50 percent of the voting power of capital stock outstanding immediately after such consolidation or merger being held by one or more persons who were not stockholders of the Company immediately prior to such consolidation or merger and (d) the date of completion of the sale of all or substantially all of the assets of the Company to another person as an entirety or substantially as an entirety.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                         CADUS PHARMACEUTICAL
                                               CORPORATION



                                         By  /s/ JEREMY LEVIN
                                             -----------------------------
                                                   Jeremy Levin
                                                   President and
                                              Chief Executive Officer


                                         THE GLOBAL HEALTH SCIENCES
                                               FUND



                                         By  /s/ LESIA KORYTKO
                                             -----------------------------
                                             Title:


                                         IMCLONE SYSTEMS INCORPORATED



                                         By  /s/ SAM WAKSAL
                                             -----------------------------
                                             Title: President


                                         ICAHN HOLDING CORPORATION



                                         By  /s/ MARK H. RACHESKY, M.D.
                                             -----------------------------
                                             Title: Managing Director


                                             /s/ M. ELLIOTT SCHNALL
                                         -----------------------------
                                                 M. Elliott Schnall


                                             /s/ MARK H. RACHESKY, M.D.
                                         -----------------------------
                                                 Mark H. Rachesky, M.D.

                                                                      Schedule A
                                                                      ----------




Icahn Holding Corporation
100 South Bedford Road
Mt. Kisco, New York 10549
Attention:  Carl C. Icahn

M. Elliott Schnall
255 Emerald Lane
Palm Beach , Florida  33480

Mark H. Rachesky, M.D.
124 West 60th Street
Apartment 49B
New York, New York  10023

ImClone Systems Incorporated
180 Varick Street
New York, New York  10014
Attention:  President

The Global Health Sciences Fund
c/o INVESCO Trust Company
7800 E. Union Avenue, Suite 800
Denver, Colorado 80237
Attention:  Lesia Korytko